[logo]                                                     Terra Industries Inc.
TERRA                                                          600 Fourth Street
                                                                   P.O. Box 6000
                        EXHIBIT 99.1                   Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                         Telefax: (712) 277-7383
                                                         www.terraindustries.com
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                                      NEWS
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For immediate release                                    Contact: Mark Rosenbury
                                                                  (712) 279-8756

                       TERRA TO PREPAY $50 MILLION OF DEBT

Sioux City, Iowa (February 22, 2005)-- Terra Industries Inc. (NYSE symbol: TRA) announced today that it plans to prepay on March 21, 2005, $50 million of its $125 million term loan due 2008. Terra assumed the bank term loan with the Dec. 21, 2004, acquisition of Mississippi Chemical Corporation.

The prepayment will result in a $9.8 million 2005 first quarter charge for the early retirement of debt with $8.4 million representing a non-cash write-off of the debt discount associated with warrants issued to the debt holders. The warrants permit the debt holders to purchase at any time through Dec. 21, 2009, four million Terra common shares at $5.48 per share.

Terra Industries Inc., with 2004 revenues of $1.5 billion, is a leading international producer of nitrogen products.

Information contained in this news release, other than historical information, may be considered forward-looking. Forward-looking information reflects management's current views of future events and financial performance that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include, but are not limited to, the following: changes in financial markets, general economic conditions within the agricultural industry, competitive factors and price changes (principally selling prices of nitrogen products and natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in governmental regulations and other risks described in the "Factors That Affect Operating Results" section of Terra's current annual report.

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Note:    Terra Industries' news announcements are also available on its web site, www.terraindustries.com.